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                                                                     Exhibit 3.7

                               OPERATING AGREEMENT

                                       OF

                          ELDER-BEERMAN OPERATIONS, LLC

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                                TABLE OF CONTENTS

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ARTICLE I ORGANIZATION...................................................     1
   SECTION 1.1 - NAME....................................................     1
   SECTION 1.2 - PURPOSES OF BUSINESS....................................     1
   SECTION 1.3 - PLACE OF BUSINESS.......................................     1
   SECTION 1.4 - REGISTERED OFFICE OF THE COMPANY........................     1
   SECTION 1.5 - EFFECTIVE DATE AND TERM.................................     2
   SECTION 1.6 - NAME, ADDRESS AND INTERESTS OF MEMBERS..................     2
   SECTION 1.7 - NAME AND ADDRESS OF REGISTERED AGENT....................     2
   SECTION 1.8 - DEFINITIONS.............................................     2

ARTICLE II CAPITAL CONTRIBUTIONS.........................................     4
   SECTION 2.1 - REQUIRED CAPITAL CONTRIBUTIONS..........................     4
   SECTION 2.2 - CAPITAL ACCOUNTS........................................     7
   SECTION 2.3 - RETURN OF CONTRIBUTIONS; DISSOLUTION OF THE COMPANY.....     8

ARTICLE III ALLOCATION OF PROFITS, LOSSES AND DISTRIBUTIONS..............     8
   SECTION 3.1 - CASH DISTRIBUTIONS......................................     8
   SECTION 3.2 - ALLOCATION OF PROFITS AND LOSSES........................     8
   SECTION 3.3 - ACCOUNTING..............................................     8

ARTICLE IV MANAGEMENT OF COMPANY.........................................     9
   SECTION 4.1 - MANAGEMENT OF COMPANY...................................     9
   SECTION 4.2 - OFFICERS AND OTHER MATTERS..............................     9
   SECTION 4.3 - MEETINGS OF MEMBERS.....................................    10
   SECTION 4.4 - VOTING RIGHTS AND DECISIONS OF MEMBERS..................    10
   SECTION 4.5 - CHECKING OR SAVINGS ACCOUNTS............................    10
   SECTION 4.6 - APPOINTMENT OF TAX MATTERS MEMBER.......................    10
   SECTION 4.7 - DISPUTE RESOLUTION......................................    11

ARTICLE V DUTIES LIABILITIES COMPENSATION AND LIMITATIONS ON DECISIONS OF
   THE MANAGING MEMBERS..................................................    12
   SECTION 5.1 - DUTIES OF MANAGING MEMBER...............................    12
   SECTION 5.2 - LIABILITIES AND INDEMNIFICATION OF THE MANAGING
                    MEMBERS..............................................    13
   SECTION 5.3 - RELIANCE ON ACTS OF MANAGING MEMBER.....................    13
   SECTION 5.4 - COMPENSATION OF THE MANAGING MEMBERS AND AFFILIATES.....    14

ARTICLE VI TRANSFER OF INTEREST AND WITHDRAWAL OF A MEMBER...............    14
   SECTION 6.1 - TRANSFER BY MEMBER......................................    14
   SECTION 6.2 - VOLUNTARY WITHDRAWAL OF MEMBERS.........................    15
   SECTION 6.3 - PROHIBITED TRANSFERS....................................    15
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   SECTION 6.4 - BANKRUPTCY OR DISSOLUTION OF A MEMBER...................    15
   SECTION 6.5 - WITHDRAWAL OF MANAGING MEMBER...........................    15
   SECTION 6.6 - INTERIM MANAGING MEMBER.................................    16

ARTICLE VII AMENDMENTS...................................................    16
   SECTION 7.1 - AUTHORITY TO AMEND......................................    16

ARTICLE VIII POWER OF ATTORNEY...........................................    17
   SECTION 8.1 - POWER OF ATTORNEY.......................................    17
   SECTION 8.2 - SURVIVAL OF POWER.......................................    17

ARTICLE IX TERMINATION OF THE COMPANY....................................    18
   SECTION 9.1 - ELECTION TO TERMINATE AND DISSOLVE......................    18
   SECTION 9.2 - PROCEEDS OF LIQUIDATION.................................    18
   SECTION 9.3 - FAIR MARKET VALUE DISTRIBUTIONS.........................    19
   SECTION 9.4 - FINAL ACCOUNTING........................................    19

ARTICLE X MISCELLANEOUS..................................................    19
   SECTION 10.1 - GOVERNING LAW..........................................    19
   SECTION 10.2 - COUNTERPARTS...........................................    19
   SECTION 10.3 - AGREEMENT FOR FURTHER EXECUTION........................    20
   SECTION 10.4 - ENTIRE AGREEMENT.......................................    20
   SECTION 10.5 - SEVERABILITY...........................................    20
   SECTION 10.6 - NOTICE.................................................    20
   SECTION 10.7 - CAPTION................................................    21
   SECTION 10.8 - NUMBER AND GENDER......................................    21
   SECTION 10.9 - BINDING EFFECT.........................................    21
   SECTION 10.10 - INCORPORATION BY REFERENCE............................    21
   SECTION 10.11 - NO STATE LAW PARTNERSHIP..............................    21
   SECTION 10.12 - NO LIABILITY TO THIRD PARTIES.........................    21
   SECTION 10.13 - RIGHTS OF CREDITORS AND THIRD PARTIES UNDER
                      AGREEMENT..........................................    21
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                             OPERATING AGREEMENT OF

                          ELDER-BEERMAN OPERATIONS, LLC

     THIS OPERATING AGREEMENT ("Agreement") of ELDER-BEERMAN OPERATIONS, LLC, an Ohio limited liability company (the "Company") formed pursuant to Chapter 1705 of the Ohio Revised Code (the "Act") is entered into as of December 15,1999, by and among those parties listed on Exhibit A (collectively referred to as the "Members" and individually as a "Member"), such execution to evidence the mutual agreement of the Members to implement an Operating Agreement under the provisions of the Act, for the purposes and upon the terms and conditions hereinafter set forth. Reference to an Article, Section, or paragraph means an Article, Section or paragraph of this Agreement, unless otherwise specified.

                                    ARTICLE I
                                  ORGANIZATION

SECTION 1.1 - NAME.

     The name of the Company is ELDER-BEERMAN OPERATIONS, LLC

SECTION 1.2 - PURPOSES OF BUSINESS.

     The purposes for which the Company has been formed and the powers that it may exercise, all being in furtherance, and not in limitation, of the general powers conferred upon limited liability companies by the State of Ohio, are (i) to purchase, acquire, invest in, own, hold, develop, operate, lease, manage and/or otherwise deal in and with real estate, personal property, securities, and interests therein, (ii) to enter into partnerships, joint ventures, or other joint enterprises (including, without limitation, by way of purchase of corporate stock) with others to conduct any business operation, and (iii) to do any and all things incidental to the accomplishment of the foregoing purposes, or incidental to the protection and benefit of the Company (collectively, the "Business"), including, but not limited to, hiring and terminating employees, agents, independent contractors, attorneys, accountants, and other personnel.

SECTION 1.3 - PLACE OF BUSINESS.

     The location of the principal place of business of the Company shall be 3155 El-Bee Road, Dayton, Ohio, 45439, or at such other substituted or additional places of business as may be designated by the Managing Member.

SECTION 1.4 - REGISTERED OFFICE OF THE COMPANY.

     The address of the Company's Registered Office in the State of Ohio is 3155 El-Bee Road, Dayton, Ohio, 45439. All interested persons may direct requests for copies of this Operating Agreement and any Bylaws of the Company to the Managing Member at the Company's Registered Office.


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SECTION 1.5 - EFFECTIVE DATE AND TERM.

     This Agreement shall be effective as of the date hereof, continuing for a perpetual term unless earlier dissolved and terminated pursuant to the Act or any other provisions of this Agreement. The Managing Member shall cause the Company to file such documents as may be required to permit the Company to carry on its business in the State of Ohio and any other jurisdiction in which the Company desires to conduct business.

SECTION 1.6 - NAME, ADDRESS AND INTERESTS OF MEMBERS.

     The names, addresses, Capital Contributions, and Interests of the Members shall be as set forth on Exhibit A attached hereto and made a part hereof, and Exhibit A shall be amended as may be necessary or appropriate by the Managing Member. A Member's Membership Interest in the Company shall mean a Member's Capital Account and share of Profits, Losses, cash distributions, and other economic rights in the Company.

SECTION 1.7 - NAME AND ADDRESS OF REGISTERED AGENT.

     The Company's Agent for service of process, as required under Section 1705.06 of the Act, shall be Steven D. Lipton. His address is 3155 El-Bee Road, Dayton, Ohio, 45439.

SECTION 1.8 - DEFINITIONS.

     For purposes of this Agreement and the Appendix, the terms and phrases listed below shall be defined as follows:

     (a) Affiliate. "Affiliate" or "Affiliated Person" means, when used with reference to a specified Person, (i) any Person who directly or indirectly, controls or is controlled by, or is under common control with the specified Person; (ii) any Person who is an officer, director, employee, trustee or partner of, or serves in a similar capacity with respect to the specified Person, or of which the specified Person is an officer, director, employee, trustee or partner, or with respect to which the specified Person servers in a similar capacity; (iii) any Person who, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities or partnership or limited liability company interests of, or otherwise has a substantial beneficial interest in, the specified Person as of the date of this Agreement or of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities or partnership or limited liability company interests or in which the specified Person has a substantial beneficial interest; and (iv) any relative of the specified Person (and for this purpose, a relative means a Person's spouse, lineal descendants, ancestors, siblings, sons-in-law or daughters-in-law).

     (b) Agreement. "Agreement" means this Operating Agreement as amended, modified, supplemented, or restated from time to time, and includes all Appendices and Exhibits attached hereto.

     (c) Capital Account. "Capital Account" means an individual account maintained by the Company for each Member, which shall be established and maintained by the Company in accordance with the Regulations under Code Section 704(b). No interest shall be paid on or


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charged against the balance in such account. A Member's Capital Account shall initially be equal to the amount of such Member's Capital Contribution.

     (d) Capital Contribution. "Capital Contribution" means the total amount of cash and the net fair market value of property actually contributed to the Company by a Member (and the predecessor holder of the Interests of such Member). For purposes of this Agreement, the phrase "net fair market value of property" means the gross fair market value of property, reduced by liabilities assumed by the Company or to which such property is subject.

     (e) Cash Flow. "Cash Flow" of the Company with respect to any period means all cash receipts of the Company from any source (including cash from operations, compensation, or fees but excluding Capital Contributions of Members) less the portion thereof (i) used to pay cash disbursements in connection with the Company's activities (including, but not limited to, debt service, operating expenses, compensation, fees and reimbursements paid to the Members or their Affiliates in accordance with Articles IV and V and the repayment of loans made by a Member to the Company, plus accrued interest); and
(ii) used to establish such reserves for capital improvements, working capital, or otherwise, as the Managing Members shall deem to be reasonably necessary or appropriate in their absolute discretion in the efficient conduct of the business of the Company; except, however, that Cash Flow shall not include any Liquidation Proceeds.

     (f) Code. "Code" means the United States Internal Revenue Code of 1986, as amended.

     (g) Event of Withdrawal. An "Event of Withdrawal" means an event described in Section 1705.15 of the Act (or if such Act is amended, then the successor provision of the Act) which includes death, insanity, bankruptcy, retirement, resignation or expulsion of a Member.

     (h) Interest. A Member's "Interest" is the percentage set forth opposite the respective Member's name on Exhibit A.

     (i) Liquidation. "Liquidation" means (a) when used with reference to the Company, the event and/or act which occurs the earlier of (i) the date upon which the Company is terminated under Code Section 708(b)(1)(A), or (ii) the date upon which the Company ceases to be a going concern, and (b) when used with reference to any Member, the earlier of (i) the date upon which there is a Liquidation of the Member, or (ii) the date upon which such Member's entire Interest in the Company is terminated other than by transfer, assignment, or other disposition.

     (j) Liquidation Proceeds. "Liquidation Proceeds" means the proceeds and assets available for distribution to creditors and Members upon or pursuant to the termination and Liquidation of the Company, including the proceeds available from the sale of all or substantially all of the Company's assets.

     (k) Majority in Interest. "Majority in Interest" or "majority of the Membership Interests" shall mean those Members owning Membership interests equaling at least fifty-one percent (51%) of the outstanding Membership Interests in profits and capital of the Company owned by those Members entitled to vote on such matter.


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     (l) Managing Member. The "Managing Member" is the Member who is designated a Managing Member in Article IV, and who is responsible for managing, or participating in the management, of, the Company, and any successor of a Managing Member who is appointed as a Managing Member in accordance with the provisions of this Agreement. If there is more than one Managing Member, the term shall mean, collectively, all such Members.

     (m) Member. A "Member" means a Person who is named in this Agreement as a Member owning a Membership Interest, and any Person who later becomes a Member pursuant to the provisions of this Agreement.

     (n) Membership Interest. A Member's "Membership Interest" or "Interest" shall mean a Member's Capital Account and share of Profits, Losses, cash distributions, and other economic rights in the Company.

     (o) Non-Managing Member. A "Non-Managing Member" is a Member who does not participate in the management of the Company.

     (p) Person. "Person" means any individual, partnership, limited liability company, corporation, trust, estate, or other entity, as the context may require, and as more fully set forth in Section 1705.01(k) of the Act.

     (q) Regulations. "Regulations" means the Income Tax Regulations issued by The United States Treasury Department, as the same may be amended from time to time.

     (r) Stipulated Rate. The "Stipulated Rate" means the rate of interest publicly announced as the "base rate" of interest by Firstar Bank ("Bank") (or its successor) and will float on a daily basis.

     (s) Trustee-in-Liquidation. The "Trustee-in-Liquidation" means the Person who is appointed under Section 9.1 (c) to wind up the affairs of the Company in the absence of Managing Members.

     (t) Withdrawing Managing Member. A "Withdrawing Managing Member" means a Managing Member who withdraws from the Company pursuant to Section 6.5 of this Agreement.

                                   ARTICLE II
                              CAPITAL CONTRIBUTIONS

SECTION 2.1 - REQUIRED CAPITAL CONTRIBUTIONS.

     (a) Capital Contributions. The Members' initial Capital Contributions to the Company are set forth on Exhibit A hereto. Except as specified in this Agreement, no Member will be obligated to make an additional Capital Contribution to the Company to restore a deficit Capital Account balance or otherwise, and no Member will be personally liable for the debts and liabilities of the Company, except such debts as may be specifically agreed to by such Members.


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     (b) Limited Assumption Agreements.

          (i) Each or any Member may elect or refuse to elect, at such Member's sole and absolute discretion, if requested by the Managing Member, to personally guarantee, or assume, all or a portion of any Company debt or obligation. Unless otherwise specifically agreed to by the Member and the Company with respect to a particular obligation and except as provided in Section 2.1(b)(iii), each Member who guarantees or assumes such a debt (the "Guarantying Member") hereby waives such Guarantying Member's right of subrogation, indemnification or reimbursement which such Guarantying Member may have against any other Member for repayment of any principal or interest on a Company debt or other obligation paid by a Member, and as between the Guarantying Members, they shall be ultimately obligated to pay and shall bear the "economic risk of loss" (within the meaning of Regulations Section 1.752-2), with respect to the principal and interest on the debt or other obligations in proportion to their respective guarantee or assumption of the debt, or obligation thereof.

          (ii) If a Member becomes obligated to pay any creditor of the Company any amounts pursuant to a guaranty agreement or assumption agreement for which such Member bears the economic risk of loss within the meaning of Regulations
Section 1.752-2, then to the extent that such liability is not already reflected in such Member's Capital Account, such Member's payment of such liability shall be treated for all purposes under this Agreement as a loan to the Company, followed by the Company's payment of such proceeds to the Company's creditor in full or partial satisfaction of the debt. Furthermore, a Member's guarantee or debt assumption shall, to the extent not otherwise reflected in such Member's Capital Account, be treated as an unconditional obligation to restore a deficit Capital Amount pursuant to Regulations Section 1.704-1(bx2)(ii)(c), provided that such obligation is required to be satisfied at a time no later than the end of the Company's taxable year in which such Member's Interest is liquidated (or, if later, within 90 days after the date of such Liquidation).

          (iii) Each Guarantying Member who guarantees or assumes a Company obligation under Section 2.1(b)(i) shall be ultimately liable with respect to such Guarantying Member's guaranty of the Company obligations in the proportion such Guarantying Member's Interest bears to the Interests of all Guarantying Members (such Guarantying Member's "Pro Rata Share"). Notwithstanding the provisions of Section 2.1(b)(i), the Guarantying Members hereby indemnify and hold each other (and the Managing Member) harmless against and from any loss, cost, liability or expense (including attorneys' fees), together with interest thereon at the Stipulated Rate stemming from amounts paid by any Guarantying Member on or with respect to the Company obligations that are in excess of such Guarantying Member's respective Pro Rata Share thereof, and each Guarantying Member agrees to pay the Guarantying Members (and/or the Managing Member) whatever amounts are necessary so that the Guarantying Members shall share such liability in the same ratio as their respective Interests. If any Guarantying Member (a "Defaulting Member") fails to pay such Defaulting Member's Pro Rata Share of any obligation under this Section 2.1(b)(iii), or fails to pay the creditor such Defaulting Member's Pro Rata Share of the guaranty, the remaining Guarantying Members shall be responsible for paying to the creditors whatever amounts are necessary to make up for the failure of the Defaulting Member to pay such Defaulting Member's Pro Rata Share. The remaining Guarantying Members (the "Nondefaulting Members") shall share such liability in the ratio of their respective Interests. If pursuant to this Section 2.1(b)(iii), a Guarantying Member fails to indemnify and hold harmless


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another Guarantying Member pursuant to the terms and conditions hereof, then the
Managing Member shall adjust distributions of cash and liquidation proceeds among the Members to facilitate the indemnification and hold harmless requirements hereunder. A Guarantying Member's indemnification and hold harmless obligation under this Section 2.1(b)(iii) shall be a personal, demand, recourse obligation which may be enforced by a Guarantying Member entitled to reimbursement and indemnification; and a Guarantying Member's right to reimbursement plus interest may be satisfied by any legal means, in addition to or in substitution of the adjustment of cash distributions as provided above.

     (c) Additional Funds. If in addition to the initial Capital Contributions of the Members, the Managing Member determines that additional Capital Contributions are required to acquire, own, develop, operate, or manage the Business, the Members shall be required to make additional Capital Contributions. In such a case, the Managing Member will send written notice to each Member stating the amount of additional Capital Contributions required to be received from all Members, and stating the Capital Contribution to be made by each such Member, which shall be made in the same proportion as such Member's respective Interest in the Company. However, if one or more Members fails to make such a requested additional Capital Contribution within the time limit prescribed by the Managing Member, then to the extent the contributing Members do not advance such capital pursuant to Section 2.1(d), the contributing Members' collective Interests shall be increased, so that each Member's Interest equals the percentage of that Member's aggregate Capital Contributions to the Company (including the amount treated as the Member's initial Capital Contribution under Section 2.1(a)) to the aggregate Capital Contributions of all Members to the Company. No creditor of the Company shall be entitled to request the Members to make additional Capital Contributions, and a Member's failure to make any requested additional Capital Contributions shall not confer any rights on arty creditor to require any Member to make a Capital Contribution.

     (d) Failure to Contribute Additional Funds. If a Member fails to contribute said additional funds to the Company as required, any one or more of the other Members may advance the same in proportion to each such advancing Member's respective Interest, and to treat such advance as a recourse loan, payable on demand, to the non-paying Member with interest thereon at the Stipulated Rate during the pendency of the loan, and such lending Member(s) shall have a lien upon the Membership Interest of the non-paying Member as security for the loan and interest accrued thereon. The non-paying Member hereby directs the Company to pay the non-paying Member's share of any Company distributions to the lending Member(s) for application upon the loan until the loan has been paid in full. This direction is non-revocable unless the revocation is consented to in writing by the lending Member(s). Notwithstanding the lien which the lending Member(s) has upon the non-paying Member's Membership Interest as security for the loan, the non-paying Member is and agrees to liable itself to the lending Member(s) for the full amount of the loan and all interest accrued thereon, and the lending Member(s) may collect the amount loaned and interest by whatever legal remedies deemed appropriate without the suit being deemed a Company accounting or a suit by the lending Member against the non-paying Member on a Company account or a suit seeking dissolution of the Company. As long as a portion of the advance and interest remains unpaid by the non-paying Member, the non-paying Member shall have no right to vote on Company matters, and, accordingly, during such time for purposes of determining whether any matter requiring the consent of the Members has received


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the requisite percentage of votes or unanimous approval, such non-paying
Member's Interest shall be excluded as if not outstanding.

     (e) Payment by Members of Ohio Withholding/Entity Tax.

     Notwithstanding any other provision of this Section 2.1, ten (10) days after written demand from the Company, each Member agrees to pay to the Company an amount equal to the portion of any State of Ohio withholding/entity tax (including any required estimated withholding/entity tax payments) owed by the Company under Ohio Revised Code Chapters 5733 or 5747 on account of such Member's Interest in the Company, plus any interest and penalties imposed on the withholding entity tax liability of the Company resulting from the Company not paying to the State of Ohio the portion of the withholding/entity taxes owed on account of such Member's Interest until the date on which the Company receives payment from the Member of such amount. Any amount a Member fails to pay as required by this Section 2.1(e) shall be treated as a recourse loan, payable on demand, to the Company with interest thereon at the Stipulated Rate during the pendency of the loan, and the Company shall have a lien upon the Membership Interest of the non-paying Member as security for the loan and interest accrued thereon. The non-paying Member hereby directs the Company to pay the non-paying Member's share of any Company distributions to the Company for application upon the loan until the loan has been paid in full. This direction is non-revocable unless the revocation is consented to in writing by all of the Members of the Company. Notwithstanding the lien that the Company has upon the non-paying Member's Membership Interest as security for the loan, the non-paying Member is and agrees to liable itself to the Company for the full amount of the loan and all interest accrued thereon, and the Company may collect the amount loaned and interest by whatever legal remedies deemed appropriate without the suit being deemed a Company accounting or a suit seeking dissolution of the Company.

SECTION 2.2 - CAPITAL ACCOUNTS.

     (a) Maintenance of Capital Accounts. An individual Capital Account will be maintained by the Company for each Member, and no interest will be paid on or charged against the balance in such account. The Capital Accounts of the Members shall be maintained in accordance with the Regulations issued pursuant to
Section 704(b) of the Code.

     (b) Increases. Each Member's Capital Account shall be increased by (i) such Member's Capital Contributions; (ii) such Member's share of Profits or items thereof that are allocated to such Member pursuant to this Agreement; and (iii) all other amounts that are required pursuant to the Regulations under Code
Section 704(b). For purposes of this Agreement, a Member's Capital Contribution shall be equal to the amount of cash, plus the fair market value of property contributed to the Company, net of any liabilities which the Company assumes or to which such property is subject.

     (c) Decreases. Each Member's Capital Account shall be decreased by (i) any distributions to such Member of cash or property to the extent of the net fair market value thereof (net of any liabilities that the Member assumes to which such property is subject); (ii) such Member's distributive share of Company Losses or items thereof that are allocated to such Member pursuant to this Agreement; (iii) such Member's distributive share of any expenditures


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described in Section 705(a)(2)(B) of the Code; and (iv) such other items as are required pursuant to the Regulations under Code Section 704(b).

     (d) Transfer of Interest. If a Member transfers all or any portion of such Member's Membership Interest to another Person pursuant to Article VI of this Agreement, the Capital Account (or ratable portion thereof) that is attributable to the transferred Interest shall be transferred to the transferee.

SECTION 2.3 - RETURN OF CONTRIBUTIONS; DISSOLUTION OF THE COMPANY.

     No Member shall be entitled to a return of any portion of any Capital Contribution or Capital Account balance except as specifically provided in this Agreement. Except as provided herein, no Member shall, in such Member's capacity as a Member, have the right or authority to cause the dissolution of the Company.

                                   ARTICLE III
                 ALLOCATION OF PROFITS, LOSSES AND DISTRIBUTIONS

SECTION 3.1 - CASH DISTRIBUTIONS.

     (a) Distributions of Cash Flow. After repaying all loans made by the Members to the Company, the Cash Flow held by the Company and not required in the operation of the Company's business (including the establishment of reasonable reserves) will be distributed to the Members, from time to time, at the discretion of the Managing Member. No Member shall be entitled to make withdrawals from such Member's Capital Account or from the Company's capital, except to the extent of distributions made pursuant to this Section 3.1. Except as provided in this Agreement or as agreed to by the Members, no Member shall receive compensation for services rendered to the Company. All distributions of the Cash Flow shall be made among the Members pro rata in proportion to their respective Interests, as identified on Exhibit A, unless the Managing Member elects to make non-proportionate distributions.

     (b) Distribution of Liquidation Proceeds. Liquidation Proceeds shall be distributed in accordance with Section 9.2.

SECTION 3.2 - ALLOCATION OF PROFITS AND LOSSES.

     Profits and Losses shall be allocated among the Members in accordance with the provisions of the Appendix attached hereto and incorporated herein.

SECTION 3.3 - ACCOUNTING.

     The Company books and accounting for all purposes shall be kept on either the cash or accrual basis as the Managing Member shall determine. The taxable and fiscal year of the Company shall be a fiscal year ending on the Saturday closest to January 31. On or before the sixtieth (60th) day following the end of the Company's taxable year, the Managing Member shall use its reasonable efforts to provide the Members: (a) such information as is necessary for the preparation by the Members of their federal income tax return and State income or other tax returns; and (b) annual financial statements and such other information as, in the judgment of the


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Managing Member, is reasonably necessary to advise the Members of the results of the operation of the Company.

                                   ARTICLE IV
                              MANAGEMENT OF COMPANY

SECTION 4.1 - MANAGEMENT OF COMPANY.

     (a) Designation and Powers of Managing Members. The initial Managing Member shall be The Elder-Beerman Stores Corp. The Managing Member may be removed and a new Managing Member chosen upon the vote of Members owning a Majority-in-Interest of the Interests in the Company. Except as otherwise specifically provided in this Agreement or as required by the Act, the Managing Member is vested with the power to manage, control, and make all decisions affecting the business and assets of the Company.

     Any Managing Member may singularly execute, acknowledge and deliver any and all instruments to effectuate the Company's Business, provided that such actions have been duly approved and authorized pursuant to this Agreement.

     (b) Multi Managing Members. Decisions of the Managing Members, if more than one, shall be based on their majority vote, and each Managing Member shall have an equal vote in all Company matters before the Managing Members. It shall not be necessary for the Managing Members or the Members to conduct a meeting for the purpose of making Company decisions. If a Managing Member dies or, in the case of a corporation, partnership, limited liability company or other entity, its existence is terminated, or such Managing Member is adjudicated as bankrupt or otherwise withdrawals as a Managing Member, the remaining Managing Members, if any, shall serve as the sole Managing Members, and, except as provided in
Section 6.5, the Company shall not terminate upon the occurrence of such event.

SECTION 4.2 - OFFICERS AND OTHER MATTERS.

     (a) Election and Designation of Officers. The Managing Member may, but shall not be required to, elect such officers as the Managing Member deems necessary. Any two or more offices may be held by the same person, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity if the instrument is required to be executed, acknowledged, or verified by two or more officers.

     (b) Term of Office; Vacancies. Any elected officer of the Company shall hold office until the officer's successor is elected or until the officer's earlier resignation, removal from office, or death. The Managing Member may remove any officer at any time with or without cause. Any vacancy in any office may be filled by the Managing Member.

     (c) Delegation of Authority and Duties. The Managing Member is authorized to delegate the authority and duties of any officer to any other officer and generally to control the action of the officers and to require the performance of duties in addition to those mentioned herein.

SECTION 4.3 - MEETINGS OF MEMBERS.

     The Managing Member may from time to time call meetings of the Members. The Managing Member shall send written notice to each Member of each such meeting at least fifteen (15) days, but not longer than forty-five (45) days, prior to such meeting. All such meetings shall be held within the continental United States. The Members shall be entitled to attend and discuss issues on the agenda for such meetings. The Managing Member shall endeavor to provide an agenda for each such meeting, and such agenda may include a review of the financial results of the Company.

SECTION 4.4 - VOTING RIGHTS AND DECISIONS OF MEMBERS.

     Except as otherwise specifically provided in this Agreement, (i) each Member shall have the right to vote in Company matters that are subject to vote by Members in the same percentage as such Member's Interest set forth on Exhibit A as amended, and (ii) decisions and consents of the Members shall require the affirmative vote of Members owning two-thirds (2/3) of the Interests of the Company.

SECTION 4.5 - CHECKING OR SAVINGS ACCOUNTS.

     The funds of the Company shall be deposited in its name in such checking accounts, savings accounts, or money market funds as shall be designated by the Managing Member. All withdrawals from such accounts or investments shall be made upon checks, drafts, or withdrawal forms signed by the Managing Member or any agent of the Company who is designated by the Managing Member to sign checks, drafts, or other such instruments, provided that the expense has been approved in accordance with Article IV.

SECTION 4.6 - APPOINTMENT OF TAX MATTERS MEMBER.

     (a) The Elder-Beerman Stores Corp. is hereby designated, pursuant to Code
Section 6231(a)(7), as the Company's Tax Matters Member ("TMM"), and is responsible for acting as the liaison between the Company and the Internal Revenue Service ("Service") and as the coordinator of the Company's actions pursuant to a Service tax audit of the Company. The TMM shall continue to serve as TMM until the earliest to occur of the following events:

          (i) The TMM is no longer willing or able to serve; or

          (ii) The TMM no longer owns a Membership Interest in the Company.

Upon the occurrence of (i) or (ii) above, the Members shall select a new TMM.

     (b) The TMM shall have the authority to take the following actions:

          (i) Furnish to the Service, when properly requested pursuant to the Code, the names, addresses, profits, interest and taxpayer identification number of each Person who or which was a Member in the Company at any time during the Company's taxable year;

          (ii) Keep each Member informed of all administrative and judicial proceedings for the adjustment, at the Company level, of Company items;

          (iii) Extend the period of limitations for making assessments against the Company;

          (iv) After receipt from the Service of a notice of a final Company administrative adjustment:

               (A) File a petition for a readjustment of Company items for such taxable year with the Tax Court, the U. S. District Court of the United States for the district in which the Company's principal place of business is located, or the Claims Court as determined by the TMM; and

               (B) Enter into binding settlement agreements with the Service with regard to Company items as provided in Code Section 6224(c)(3).

     (c) In furtherance of the duties of the TMM described in this Agreement, the TMM shall be reimbursed by the Company for all expenses, costs and liabilities expended or incurred by the TMM.

     (d) The Company shall indemnify and reimburse the TMM for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members. The payment of all such expenses shall be made before any distributions are made by the Company. No Member shall have any obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the TMM in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the TMM and the provisions on limitations of liability of Members and indemnification set forth in this Agreement shall be fully applicable to the TMM in its capacity as such.

SECTION 4.7 - DISPUTE RESOLUTION.

     Any dispute arising between the parties hereto shall be resolved by arbitration in Dayton, Ohio according to the Rules of the American Arbitration Association, and the award of the arbitrators) shall be final and binding upon the parties. In the event a demand for arbitration is filed pursuant hereto, the parties shall have the same rights to discovery under the Ohio Rules of Civil Procedure as if the dispute had been filed as an original action in an Ohio Court of original jurisdiction. Any Court located in Dayton, Ohio, shall have jurisdiction and shall be authorized to enforce said rights as if the entire dispute were pending before said Court.

                                    ARTICLE V
                         DUTIES LIABILITIES COMPENSATION
              AND LIMITATIONS ON DECISIONS OF THE MANAGING MEMBERS

SECTION 5.1 - DUTIES OF MANAGING MEMBER.

     (a) The Managing Member shall manage or cause to be managed the affairs of the Company in a prudent and businesslike manner and shall devote such part of its time to Company affairs as is reasonably necessary for the conduct of such affairs; provided, however, that it is expressly understood and agreed that no Managing Member shall be required to devote such Managing Member's entire time or attention to the business of the Company. No Member (including a Managing Member) nor an Affiliate shall be restricted in participating in other businesses or activities that are competitive with the business of the Company.

     (b) In carrying out their obligations, the Managing Member shall:

          (i) Maintain complete and accurate records of all property (real and personal) owned or leased by the Company and complete and accurate books of account (containing such information as shall be necessary to record allocations and distributions);

          (ii) Cause to be prepared and filed the tax returns of the Company;

          (iii) Cause to be filed such other documents and take such other acts as may be required by law to qualify and maintain the Company as a limited liability company under the laws of the State of Ohio;

          (iv) Maintain at the principal office of the Company all of the following:

               (A) A current list of the name and last business or residence address of each Member;

               (B) A copy of the Articles of Organization and all Amendments to it, together with executed copies of any powers of attorney pursuant to which the Articles or Amendments thereto have been executed;

               (C) A copy of this Operating Agreement, all Amendments to it, and executed copies of any written powers of attorney pursuant to which this Operating Agreement and any Amendments thereto have been executed;

               (D) Copies of the Company's federal, state and local income tax returns and reports, if any, for the three (3) most recent years; and

               (E) Copies of any financial statements of the Company for the three (3) most recent years.

     (c) All records required to be kept pursuant to Section 5.1(b) shall be subject to audit, inspection, and copying by any Member or such Member's duly authorized representative, at the reasonable request and expense of any such Member during ordinary business hours.

SECTION 5.2 - LIABILITIES AND INDEMNIFICATION OF THE MANAGING MEMBERS.

     (a) In carrying out their duties hereunder, no Managing Member shall be liable to the Company or any other Member for any actions taken in good faith and reasonably believed to be in the best interests of the Company, or for errors of judgment, but shall be liable to the Company only if such Managing Member shall be adjudicated by a court of competent jurisdiction that such Managing Member's action or failure to act involved fraud, willful misconduct, gross negligence or material breach of that Managing Member's obligations under this Agreement or other material breach of that Managing Member's fiduciary duties.

     (b) Except as provided in Section 5.2(a) hereof, no Managing Member shall be liable for the return of the Capital Contributions of any Member, nor for a loss of investment or loss from the operation of the Company.

     (c) The Company shall and does hereby agree, to the fullest extent permitted by law, to defend, indemnify, and hold harmless the Company's officers and Members and their respective shareholders, directors, officers, employees and agents (the "Indemnified Persons"), from and against any and all liability, cost, expense, or damage incurred or sustained by reason of any act or omission in the conduct of the business of the Company, regardless of whether acting pursuant to their discretionary or explicit authority hereunder; provided, however, the Company shall not indemnify an Indemnified Person or hold such Indemnified Person harmless with respect to any of the foregoing incurred in connection with such an Indemnified Person's fraud, willful misconduct, gross negligence or material breach of such Indemnified Person's obligations under this Agreement or other material breach of such Indemnified Person's fiduciary duties. In particular, and without limitation of the foregoing, an Indemnified Person shall be entitled to indemnification by the Company against the reasonable expenses, including attorneys' fees and costs through any and all trial and appellate levels, actually and necessarily incurred in connection with the defense of any suit or action to which such Indemnified Person is a party by reason of the Indemnified Person's position as a Member (or a shareholder, director, officer, employee or agent thereof), to the fullest extent permitted under law. Any expenses or other amounts incurred or to be incurred by an Indemnified Person in connection with a proceeding as to which indemnification is, or may be, applicable under this Section 5.2(c) may be paid by the Company in advance of the final disposition of the proceedings upon receipt of a binding written agreement to repay said expenses or other amounts in the event it is finally adjudicated that such indemnification is not proper. If repayment is required, then all such sums advanced and to be repaid shall bear interest at the Stipulated Rate from the date of disbursement, and the paying party shall pay all collection costs of the Company, if any, including attorneys' fees and costs.

SECTION 5.3 - RELIANCE ON ACTS OF MANAGING MEMBER.

     No financial institutions or any other person, firm or corporation dealing with the Managing Member shall be required to ascertain whether it is acting in accordance with this Agreement, and such financial institution or such other person, firm or corporation shall be protected in relying solely upon the deed, transfer or assurance of, and the execution of such instrument or instruments by such Managing Member.

SECTION 5.4 - COMPENSATION OF THE MANAGING MEMBERS AND AFFILIATES.

     Unless the Members shall otherwise agree, Managing Member shall not be entitled to any compensation from the Company. However, the Managing Member shall be entitled to reimbursement for all expenses incurred by it in connection with the Company's business.

                                   ARTICLE VI
                       TRANSFER OF INTEREST AND WITHDRAWAL
                                   OF A MEMBER

SECTION 6.1 - TRANSFER BY MEMBER.

     (a) Restriction on Transfer or Assignment. Except as otherwise specifically provided in this Article VI, the Membership Interest owned by a Member shall not be transferable or assignable to any person, without the consent of the Managing Member, and any attempted transfer or assignment shall be ineffective to transfer or assign any such Interest. Except as provided in this Article VI, the transferee of a Membership Interest shall not become a Member, without the consent of the Managing Member.

     (b) Authority of Institutional Lenders. Upon the occurrence and during the continuation of an Event of Default (as defined under that Amended and Restated Credit Agreement, dated as of July 27,1998, among the Managing Member, its institutional lenders, Citibank, N.A., as issuer, and Citicorp USA, Inc. as agent, or in any future credit facility of the Managing Member (the "Credit Facility")), the Agent on behalf of the Lenders shall be entitled to exercise all of the rights of any Grantor (as defined in the Credit Facility) under this Operating Agreement. Further, such Agent shall have the right to effectuate a transfer of the Grantor's Membership Interest and any transferee or assignee of such Membership Interest shall become a Member (including, if applicable, the Managing Member) entitled to participate in the management of the Company to the extent permitted herein. If a Grantor's entire interest in the Company is transferred, such Grantor shall cease to be a member.

     (c) Restriction on Amendment. Notwithstanding the provisions of Section 7.1, no amendment to this Operating Agreement may occur, if the effect of such amendment would, in any way, adversely affect the perfection of any security interest in a Membership Interest held by any Member as provided in any security agreement relating to the Credit Facility, including electing to treat the Membership Interest held by such Member as a security under Section 8-103 of the UCC or to otherwise adversely affect the Secured Parties (as defined in the Credit Facility).

     (d) Status of Transferee. A transferee who has not been admitted to the Company as a Member shall have only the right to receive the share of Profits, Losses, cash distributions, Capital Account, and Liquidation Proceeds attributable to the transferred Membership Interests, but shall not have the right to vote on any matter, bind the Company to any agreement, participate in management, review the Company's books and records, or have any other right.

SECTION 6.2 - VOLUNTARY WITHDRAWAL OF MEMBERS.

     No Member shall be entitled to receive any payment or distribution from the Company in connection with such Member's voluntary or involuntary withdrawal from the Company, except as specifically set forth in this Agreement.

SECTION 6.3 - PROHIBITED TRANSFERS.

     Notwithstanding any other provision of this Agreement, no Member's Interest or any portion thereof shall be transferable or assignable to the extent that any such transfer or assignment: (a) would result in the termination of the Company for federal income tax purposes (except with the consent of the Members), (b) would violate any federal or state securities laws, (c) is made to a Person who does not agree to be subject to the terms of this Agreement, and in the case of a Person that is an entity, such owners of the entity do not agree to be subject to the terms of this Agreement, (d) is made to a Person who does not agree to execute such documents as the Managing Member may reasonably require to reflect the Person agreeing to be subject to the terms of this Agreement, or (e) is made to a minor or to a Person who is incompetent or insane; and any attempted assignment in violation hereof shall be ineffective to transfer any such Interest. Any transfer, sale, assignment, pledge, encumbrance, mortgage or disposition of a Member's Interest in the Company in contravention of this Agreement (a "Prohibited Transfer") shall be null and void and if a Member attempts to make a Prohibited Transfer, then the Company shall be entitled to take any and all action which maybe necessary or appropriate to defeat or prevent the Prohibited Transfer.

SECTION 6.4 - BANKRUPTCY OR DISSOLUTION OF A MEMBER.

     Notwithstanding Section 6.1(a), upon the bankruptcy, dissolution, or occurrence of an Event of Withdrawal (except a voluntary withdrawal) of a Member, the Interest owned by the bankrupt, dissolved, or withdrawing Member (the "Withdrawn Member") shall be transferred to or devolve upon the successors or assigns of the Withdrawn Member (as may be appropriate). Any Person succeeding to the Interest of a Withdrawn Member shall promptly notify the Managing Members of such Person's name, mailing address, federal tax identification number, and the date of acquisition or transfer of the applicable Membership Interest. Any Person succeeding to the Interest of a Member upon the events specified in this Section 6.4 shall become a Member upon such Person complying with the provisions of Section 6.3. An Event of Withdrawal of a Managing Member that is not the last remaining Managing Member shall not terminate the Company, but the Company shall continue in existence until it is dissolved, terminated, and liquidated under Article IX or as required by law.

SECTION 6.5 - WITHDRAWAL OF MANAGING MEMBER.

     (a) Election to Terminate. Upon the occurrence of an Event of Withdrawal of a Managing Member, the membership Interest of the Withdrawing Managing Member shall be converted to a Non-Managing Membership Interest. Unless the Members otherwise agree pursuant to Section 6.5(b), after the occurrence of an Event of Withdrawal of the last remaining Managing Member (the "Withdrawing Managing Member"), the Company shall be dissolved, terminated and liquidated pursuant to the provisions of Article IX.

     (b) Election to Continue Company. Upon the occurrence of an Event of Withdrawal of the last remaining Managing Member, a Majority in Interest of the remaining Members within ninety (90) days after the occurrence of such Event of Withdrawal, may elect to continue the Company and designate a new Managing Member(s) ("Substituted Managing Member") who consents to and accepts such designation as of the date of such event. If a Substituted Managing Member is appointed, such Substituted Managing Member's Interest shall be owned on the terms and conditions set forth herein with respect to a Managing Member. Should at least a Majority in Interest of the remaining Members not elect to appoint a Substituted Managing Member and continue the Company, then the Company's business shall be wound up and the Company shall be liquidated pursuant to the provisions of Article IX.

SECTION 6.6 - INTERIM MANAGING MEMBER.

     From the date of the Event of Withdrawal of the last remaining Managing Member, and, if applicable, until a Substituted Managing Member has been appointed, approved and succeeds to the Managing Members position of the last remaining Withdrawing Managing Member, the Members shall by the affirmative vote of those Members owning a Majority in Interest designate an interim Managing Member to operate the Company, and the Interim Managing Member shall be one of the Members.

                                   ARTICLE VII
                                   AMENDMENTS

SECTION 7.1 - AUTHORITY TO AMEND.

     (a) Generally. Except as otherwise specifically provided elsewhere in this Agreement or by law, amendments to this Agreement shall require the consent of the Members owing a Majority-in-Interest of the Membership Interests. All amendments approved by the Members shall be distributed to them in writing and shall be attached to this Operating Agreement.

     (b) Clarifying Amendments. Notwithstanding the provisions set forth in
Section 7.1(a), the Managing Members may amend this Agreement without the consent of the Members:

          (i) if such amendment is solely for the purpose of clarification and does not change the substance hereof, or

          (ii) if such amendment is, in the reasonable judgment of the Managing Members, necessary or appropriate to satisfy requirements of the Code or Regulations with respect to the Company or of any federal or state securities laws or regulations. In this respect, and notwithstanding any other provision of this Agreement, the Managing Members may allocate Profits and/or Losses, or items thereof, among the Members in any manner which may be necessary or appropriate to satisfy the requirements of the Code and the Regulations thereunder.

                                  ARTICLE VIII
                                POWER OF ATTORNEY

SECTION 8.1 - POWER OF ATTORNEY.

     Each of the Members irrevocably constitutes and appoints the Managing Member, or any of them, such Member's true and lawful attorney in such Member's name, place and stead to make, execute, aver, acknowledge, deliver and file:

     (a) Any certificates or other instruments that may be required to be filed by the Company under the laws of the State of Ohio, or in any jurisdiction in which the Managing Member shall deem it advisable to file;

     (b) Any documents, certificates or other instruments, including, without limiting the generality of the foregoing, any and all amendments and modifications of this Agreement that have been approved pursuant to the terms of this Agreement, and by way of extension, and not in limitation, to do all such other things as shall be necessary to continue and to carry one the business of the Company, including, to the extent permitted by law, the power to ratify the execution and delivery of notes or instruments authorizing the confession of judgment against the Company; and

     (c) All documents, certificates or other instruments which may be required to effectuate the dissolution and termination of the Company or the organization of any new limited liability company occasioned by the withdrawal of a Member as hereinbefore provided.

     The power of attorney hereby granted shall not constitute a waiver of, or be used to avoid, the rights of the Members to approve certain amendments to this Agreement pursuant to Article VII hereof or be used in any other manner inconsistent with the status of the Company as a limited liability company.

SECTION 8.2 - SURVIVAL OF POWER.

     It is expressly intended by the Members, that the foregoing power of attorney is coupled with an interest, is irrevocable, and shall survive the death, bankruptcy or dissolution of a Member. The foregoing power of attorney shall survive the delivery of an assignment by any Member of such Member's entire Interest in the Company, except that where an assignee of such entire Interest has become a Member, then the foregoing power of attorney of the assignor Member shall survive the delivery of such assignment for the sole purpose of enabling those persons designated in Section 8.1 hereof to execute, acknowledge and file any and all instruments necessary to effectuate such substitution.

                                   ARTICLE IX
                           TERMINATION OF THE COMPANY

SECTION 9.1 - ELECTION TO TERMINATE AND DISSOLVE.

     (a) Events Causing Dissolution The Company shall be dissolved, terminated, and liquidated, and its affairs wound-up, upon the first to occur of the following events:

          (i) The sale of all, or substantially all, of the assets of the Company;

          (ii) The decision the Members to dissolve, terminate, and liquidate the Company as herein specified; and

          (iii) The occurrence of an Event of Withdrawal of the last Managing Member where the remaining Members do not elect to continue the Company pursuant to Section 6.5.

     (b) Sale of Assets. Upon the occurrence of an event that causes the dissolution, termination and Liquidation of the Company under Section 9.1(a), the Managing Member shall proceed with the winding up and Liquidation of the Company. The Managing Member shall liquidate the Company's assets and distribute them in the manner and in accordance with the priorities set forth in Section
9.2. If the Managing Member determines that an immediate sale would cause undue loss to the Company (because the sale price is too low or the terms of sale are inadequate or for any other reason), then in order to avoid such loss, the Managing Member may, to the extent not prohibited by the Act and after giving notice to all Members, either defer Liquidation of and withhold from distribution any assets of the Company except those necessary to satisfy the Company's debts, obligations and operating expenses or distribute the assets to the Members in kind. The Company shall not terminate until the Company assets have been distributed in the manner set forth in Section 9.2 and the Certificate of Dissolution has been filed with the Secretary of State, as provided in
Section 1705.43(B) of the Act. Prior to the termination of the Company, its business and the rights, duties, and interests of the Company shall continue to be governed by this Agreement. If the Company is to be dissolved, terminated, and liquidated because of the occurrence of an Event of Withdrawal of a Member, the Withdrawing Member shall have no vote with respect to any Company matter, and shall not participate in any management decisions arising after the occurrence of an Event of Withdrawal. Rather, the power to render such decisions and govern the Company shall be vested in the Trustee-in-Liquidation, pursuant to Section 9.1(c).

     (c) Absence of Managing Member. If for any reason there is no Managing Member, or it refuses to serve, or are incapable of or prevented by this Agreement from serving, a Majority in Interest of the Members may appoint a Trustee-in-Liquidation who shall serve to wind up the affairs of and liquidate the Company.

SECTION 9.2 - PROCEEDS OF LIQUIDATION.

     Upon the dissolution, termination, and Liquidation of the Company, the Liquidation Proceeds shall be applied and distributed in the following order of priority:

     (a) Debts. To the payment of the debts and liabilities of the Company (including any and all fees and loans payable to one or more Members) in the order of priority as provided by law, and the expense of Liquidation;

     (b) Reserves. To establish reserves that the Managing Member (or the Trustee-in-Liquidation) may deem reasonably necessary for any contingent, foreseen or unforeseen liabilities or obligations of the Company; and

     (c) Capital Accounts. The remaining balance, if any, shall then be distributed to the Members in, an amount equal to and in satisfaction of the positive balance of each Member's Capital Account on the date of the Company's termination, after giving effect to all Capital Contributions, distributions, allocations, and all other adjustments to all Members' Capital Account balances for all periods.

SECTION 9.3 - FAIR MARKET VALUE DISTRIBUTIONS.

     If the assets are to be distributed in kind to the Members, the value of such assets shall be adjusted pursuant to the Regulations under Code Section 704(b) and such assets shall be distributed at their respective fair market values. Furthermore, each Members Capital Account shall be adjusted to reflect what such Member's Capital Account would be if the Company were to sell all of such assets at their respective fair market values and allocated the Profits or Losses among the Members in accordance with the provisions of the Appendix.

SECTION 9.4 - FINAL ACCOUNTING.

     Each Member shall be furnished with a statement reviewed by the Company's accountants, which shall set forth the Profits and/or Losses generated upon the sale or exchange of the Company's properties; the allocation of such Profits and Losses among the Members; the Company's proceeds received from the sale or exchange of its properties; any revaluations of Company property; the assets and liabilities of the Company; and the amount distributed or distributable to each Member, as of the date of the Liquidation. Upon compliance with the foregoing distribution plan, the Members shall cease to be such, and the President and/or the Trustee-in-Liquidation if no Managing Member serves, shall execute and cause to be filed a Certificate of Dissolution of the Company and any and all other documents necessary with respect to the termination and cancellation of the Company.

                                    ARTICLE X
                                  MISCELLANEOUS

SECTION 10.1 - GOVERNING LAW.

     The Company and this Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.

SECTION 10.2 - COUNTERPARTS.

     This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement, and the signature of any party to any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart.

SECTION 10.3 - AGREEMENT FOR FURTHER EXECUTION.

     At any time or times upon the request of the Managing Member, the Members agree to sign, acknowledge the Articles of Organization, this Operating Agreement, and/or amendments thereto or hereto, whenever such amendment or cancellation is required by law, to sign or acknowledge similar certificates or affidavits or certificates of fictitious firm name, trade name or the like (and any amendments or cancellations thereof) required by the laws of Ohio or any other jurisdiction in which the Company does, or proposes to do, business, and cause the filing of any of the same for record wherever such filing shall be required by law. This Section 10.3 shall not prejudice or affect the rights of Members to approve certain amendments to the Agreement pursuant to Article VII hereof.

SECTION 10.4 - ENTIRE AGREEMENT.

     This Agreement contains the entire understanding among the parties and supersedes any prior understanding and agreements between them respecting the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein or in the Articles of Organization.

SECTION 10.5 - SEVERABILITY.

     This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the Company does business. If any provisions of this Agreement or the application thereto to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

SECTION 10.6 - NOTICE.

     Notices to Members or to the Company shall be deemed to have been given when mailed, by prepaid certified mail or any overnight delivery service, addressed as set forth in this Agreement, or as set forth in any notice of change of address previously given in writing by the addressee to the addressor:

To the Members:   See Exhibit A

To the Company:   THE ELDER-BEERMAN STORES CORP.
                  3155 El-Bee Road
                  Dayton, Ohio 45439

To the Agent:     Steven D. Lipton
                  THE ELDER-BEERMAN STORES CORP.
                  3155 El-Bee Road
                  Dayton, Ohio 45439

SECTION 10.7 - CAPTION.

     Any paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context of this Agreement.

SECTION 10.8 - NUMBER AND GENDER.

     All of the terms and words used in this Agreement regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural; and any other gender, masculine, feminine or neuter, as the context or sense of this Agreement or any paragraph or clause herein may require, the same as if such words had been fully and properly written in such number and gender.

SECTION 10.9 - BINDING EFFECT.

     The parties hereto hereby agree that the obligations entered into herein shall be valid and binding upon their respective representatives, successors and assigns (where permitted).

SECTION 10.10 - INCORPORATION BY REFERENCE.

     The recitals and all exhibits to this Agreement are hereby incorporated as if rewritten in their entirety.

SECTION 10.11 - NO STATE LAW PARTNERSHIP.

     The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and that this Agreement not be construed to suggest otherwise.

SECTION 10.12 - NO LIABILITY TO THIRD PARTIES.

     No Member shall be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

SECTION 10.13 - RIGHTS OF CREDITORS AND THIRD PARTIES UNDER AGREEMENT.

     This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. The Agreement is expressly not intended for the benefit of any creditor of the Company or any other person.

Except and only to the extent provided by applicable statute, no creditor or third party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any capital contribution or otherwise.

     IN WITNESS WHEREOF, each of the parties hereto has executed and sworn to this Agreement.

                                        MANAGING MEMBER:

                                        THE ELDER-BEERMAN STORES, INC.


                                        By: /s/ Steven D. Lipton
                                            ------------------------------------
                                            Steven D. Lipton, Vice President
                                            and Controller


                                        OTHER MEMBERS:

                                        ELDER-BEERMAN HOLDINGS, INC.


                                        By: /s/ Steven D. Lipton
                                            ------------------------------------
                                            Steven D. Lipton, Vice President
                                            and Controller

This document prepared by:

Michael A. Ellis, Esq.
Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A.
The Tower at Erieview, Suite 2600
1301 East Ninth Street
Cleveland, Ohio 44114-1824
(216) 696-3311

                                   EXHIBIT "A"

                                  Profits      Initial
Member Name and Address          Interest   Contribution
-----------------------          --------   ------------
The Elder-Beerman Stores Corp.
3155 El-Bee Road
Dayton, Ohio 45439                 99.0%       $99,000

Elder-Beerman Holdings, Inc.
3155 El-Bee Road
Dayton, Ohio 45439                  1.0%       $ 1,000

                       TAX APPENDIX TO OPERATING AGREEMENT
                        ALLOCATION OF PROFITS AND LOSSES

SECTION 1 - DEFINITIONS.

     Pursuant to Regulation Section 301.7701-3, the Company shall be treated as a partnership for federal income tax purposes, and the tax treatment of the Company shall be governed by Subchapter K of the Internal Revenue Code. Certain definitions contained in this Appendix refer to sections of the Code or Regulations involving partnerships, and some of the definitions contained herein substitute the words "Member" for "Partner", "Company" for "Partnership", and "Membership Interest" for "Partnership Interest". However, the intention is to utilize the concepts and requirements of the Code and Regulations involving partnerships, and the definitions contained herein should be read consistently with each provision of the Code and Regulations. For purposes of this Appendix and this Agreement, the terms and phrases listed below shall be defined as follows:

     (a) Book Value. "Book Value" means the value of Company property maintained on the Company's books for purposes of determining the Members' Capital Accounts. With respect to any asset of the Company, such asset's adjusted basis for federal income tax purposes shall be its Book Value, except as follows:

          (i) The initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset.

          (ii) The Book Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Members in accordance with Code Section 7701(g), as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a retiring or continuing Member as consideration for an Interest in the Company of more than a de minimis amount of money or other Company property; and (c) the Liquidation of the Company.

          (iii) If the Book Value of an asset has been determined or adjusted pursuant to paragraph (i) or (ii) above of this Section 1(a), such Book Value shall thereafter be adjusted for the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

     (b) Company Minimum Gain. "Company Minimum Gain" shall be defined as set forth in Section 1.704-2(d)(1) of the Regulations. Each Member's share of the Company's Minimum Gain shall be defined as set forth in Section 1.704-2(g) of the Regulations.

     (c) Depreciation. "Depreciation" means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction, as computed for federal income tax purposes, allowable with respect to an asset of the Company for such year or other period, except that if the Book Value of a Company asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

     (d) Excess Capital Account Deficit. "Excess Capital Account Deficit" means, with respect to a Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

          (i) Increase such Capital Account by any amounts which such Member is obligated by this Agreement to restore to the Company, or is deemed obligated to restore to the Company pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

          (ii) Decrease such Capital Account by the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Regulations, and for this purpose, the Managing Members shall make the determination of the items described in such Sections of the Regulations.

     Any Loans to the Company or to the Partnership for which a Member has or is deemed to have the economic risk of loss under the Regulations shall constitute an obligation to restore to the Company.

     (e) Member Minimum Gain. "Member Minimum Gain" means a Member's share of minimum gain attributable to a Member Nonrecourse Debt within the meaning of Regulations Section 1.704-2(i)(4) and (5) (pertaining to partnerships).

     (f) Member Nonrecourse Debt. "Member Nonrecourse Debt" means any Nonrecourse Debt of the Company for which a Member bears the economic risk of loss within the meaning of Regulations Section 1.704-2(b)(4) (pertaining to partnerships).

     (g) Member Nonrecourse Deduction. "Member Nonrecourse Deduction" means any item of Company Loss, deduction, or expenditure that is attributable to a Member Nonrecourse Debt within the meaning of Regulations Section 1.704-2(iX2) (pertaining to partnerships).

     (h) Nonrecourse Deductions. "Nonrecourse Deductions" shall be defined as set forth in Section 1.704-2(b) and (c) of the Regulations (pertaining to partnerships).

     (i) Nonrecourse Liability, Debt or Lean. "Nonrecourse Liability" or "Nonrecourse Debt" or "Nonrecourse Loan" shall have the meanings defined-, in Regulations Section 1.704-2(b)(3) (pertaining to partnerships).

     (j) Profits and Losses. "Profits" and "Losses" means for each taxable year or other period an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(x) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (i) any income of the company that is exempt from federal income tax shall be added to such taxable income or loss;

          (ii) any expenditures of the Company not deductible in computing its taxable income and not properly chargeable to capital account (as described in and within the meaning of Code Section 705(a)(2)(B)) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss;

          (iii) if Company property is reflected on the Company's books at other than its adjusted tax basis, then in lieu of depreciation, amortization and other cost recovery deductions taken into account for federal income tax purposes, there shall be taken into account Depreciation for such year or other period, computed in accordance with the Regulations issued pursuant to Code
Section 704(b);

          (iv) any items that are specially allocated to a Member pursuant to this Appendix shall not be taken into account in determining Profits and Losses; and

          (v) for purposes of determining Profit or Loss upon the sale or other disposition of Company property, then in accordance with the Regulations under Code Section 704(b), the value of an asset properly reflected on the Company's books at the time of sale or other disposition shall be substituted for the property's adjusted tax basis if at the time of sale or disposition there is a variance in such value and adjusted tax basis.

Except as may be otherwise provided in this Agreement, all items that are components of Profits and Losses shall be divided among the Members in the same ratio as they share Profits and Losses.

     (k) Regulations. "Regulations" means the Income Tax Regulations issued by the United States Treasury Department as the same may be amended from time to time.

SECTION 2 - ALLOCATION OF PROFITS AND LOSSES.

     Profits and Losses of the Company shall be allocated in accordance with Sections 2.1 and 2.2.

SECTION 2.1 - PROFITS AND LOSSES.

     After accounting for the special allocations of Section 2.2, Profits and Losses shall be allocated among the Members as follows:

     (a) Profits. Profits shall be allocated in the following order and priority:

          (i) First, Profits shall be allocated 100% to the Members until the aggregate Profits allocated to the Members pursuant to this Section 2.1(a)(i) for such taxable year and all previous taxable years is equal to and offsets the aggregate Losses allocated to the Members pursuant to Section 2.1(b)(iv) hereof for all previous taxable years.

          (ii) Second, to the extent that Losses have been allocated pursuant to Sections 2.1(b)(iii) and/or 2.1(b)(ii), Profits shall be allocated among the Members to offset the Losses allocated pursuant to Section 2.1(b)(iii) until the cumulative Profits allocated pursuant to this Section 2.1(a)(ii;) equal cumulative Losses allocated pursuant to Section 2.1(b)(iii) for all periods (and allocated among the Members pro rata in proportion to their shares of Losses being offset); and then Profits shall be allocated pursuant to this
Section 2.1(a)(ii) to offset Losses allocated pursuant to Section 2.1(b)(ii), until the cumulative Profits allocated pursuant hereto equal cumulative Losses allocated pursuant to Section 2.1(b)(ii) for all periods (and allocated among the Members pro rata in proportion to their shares of Losses being offset).

          (iii) The balance, if any, shall be allocated to the Members pro rata in proportion to their respective Interests.

     (b) Losses. Losses shall be allocated in the following order and priority:

          (i) First, to the extent Profits have been allocated pursuant to
Section 2.1(a)(iii) for any prior taxable year, Losses shall be allocated first to offset any Profits allocated pursuant to Section. 2.1(a)(iii), pro rata among the Members in proportion to their shares of Profits being offset.

          (ii)Second, Losses shall be allocated among the Members pro rata in proportion to their respective Interests; provided, however, that no Losses (or items thereof) shall be allocated to a Member under any provision of this Agreement to the extent that such allocation would result in or cause a further increase in such Member's Excess Capital Account Deficit (defined in this Tax Appendix) as of the end of the taxable year. In such event, such Losses (or portion thereof) shall be allocated among the Members pursuant to Sections 2.1(b)(iii) and (iv).

          (iii) Third, the Losses which are unable to be allocated to a Member under Sections 2.1(b)(i) or (ii) shall be allocated among the other Members (pro-rata in proportion to their respective Interests), except to the extent prohibited by Section 2.1(b)(i) and/or (ii).

          (iv) The balance, if any, shall be allocated 100% to the Members, pro rata in proportion to their respective Interests.

SECTION 2.2 - SPECIAL ALLOCATIONS.

     The following special allocations shall be made in the following order:

     (a) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations 1.704-2(i)(1).

     (b) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period shall be specially allocated among the Members pro rata in proportion to their ratio for sharing Profits or Losses for the taxable year. The "excess nonrecourse liabilities" (as defined in Regulations Section 1.752-3(a)) shall be allocated to the Members pro rata in proportion to their respective Interests.

     (c) Minimum Gain Chargeback. Notwithstanding any other provision of the Company Agreement, or of this Section 2, if there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be allocated items of Company income and gain for that year equal to that Member's share of the net decrease in Company Minimum Gain, as determined pursuant to Regulations Section 1.704-2(g)(2). Notwithstanding the foregoing, if the minimum gain chargeback would cause a distortion of the economic agreement of the Members as set forth in Article III of the Operating Agreement, and it is not expected that the Company will have sufficient other income to correct the distortion, the Managing Member shall be authorized to request the Internal Revenue Service for a waiver of the minimum gain chargeback requirement, as provided in Regulations
Section 1.704-2(f)(4). This Section 2.2(c) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and (g) and shall be interpreted consistently therewith. To the extent permitted by such Section of the Regulations and for purposes of this Section 2.2(c) only, each Member's Excess Capital Account Deficit shall be determined prior to any other allocations pursuant to this Section 2.2 with respect to such taxable year and without regard to any net decrease in Member Minimum Gain during such taxable year.

     (d) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, or of this Section 2.2 except Section 2.2(c), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Person who, has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1:704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member's share of the net decrease in Member Minimum Gain. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) and (f)(5) of the Regulations. This Section 2.2(d) is intended to comply with the Member Minimum Gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 2.2(d), each Member's Excess Capital Account Deficit shall be determined prior to any other allocations pursuant to this Section 2.2 with respect to such taxable year, other than allocations pursuant to Section 2.2(c) hereof.

     (e) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6),
items of Company income and gain shall be specially allocated to such Member in an amount and mariner sufficient to eliminate, to the extent required by the Regulations, the Excess Capital Account Deficits created by such adjustments, allocations, or distributions as quickly as possible, provided that an allocation pursuant to this Section 2.2(e) shall be made only if and to the extent that a Member would have Excess Capital Account Deficit after all other allocations provided for in Sections 2.1 (a) and (b) of this Tax Appendix have been tentatively made as if this Section 2.2(e) were not in this Tax Appendix.

     (f) Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Company taxable year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.7042(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 2.2(f) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this
Section 2.2 have been made as if this Section 2.2(f) and Section 2.2(e) hereof were not in this Appendix.

     (g) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code
Section 743(b) is required, pursuant to the Regulations to be taken into account in determining Capital Accounts, the amount of such adjustment tai the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

SECTION 3 - CURATIVE ALLOCATIONS.

     The allocations set forth in Section 2.2 of this Tax Appendix (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 3. Therefore, notwithstanding
Section 2 of the Appendix, (other than the Regulatory Allocations), the Managing Members shall make such offsetting special allocations in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to
Section 2.1 of this Appendix. In exercising their discretion under this Section 3, the Managing Members shall take into account future Regulatory Allocations under Section 2.

SECTION 4 - SPECIAL RULES.

     (a) Restatement of Book Value. In accordance with Regulation Section 1.704-1(b)(2)(iv)(f), the Managing Members may, upon the occurrence of the events specified in such Section of the Regulations, revalue the Company's property and assets (including intangible assets such as goodwill) as well as the Members' Capital Accounts.

     (b) Prorations. For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing Members using any permissible method under Section 706 of the Code and the Regulations thereunder.

     (c) Allocations Among Classes. Except as otherwise provided in this Agreement, all Profits and Losses allocated to the Members as a group, or among a class of Members as a group, shall be allocated among them in proportion to their respective Membership Units (or class of Units, as may be appropriate).

SECTION 5 - TAX ALLOCATIONS: CODE SECTION 704(c).

     (a) In General. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value (computed in accordance with Section 1(a) of this Appendix).

     (b) Revaluation. If the Book Value of any Company asset is adjusted pursuant to Section 1(a) of this Appendix, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

     (c) Elections. Any elections or other decisions relating to such allocations shall be made by the Managing Members is any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5 are solely for purposes of federal, state, and local taxes and shall not affect, or in anyway be taken-into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

SECTION 6 - TAX ELECTION.

     In the event of a transfer of all or part of an Interest of a Member, or upon the distribution of cash or other property to a Member, the Company may, but shall not be obligated to, elect pursuant to Section 754 of the Internal Revenue Code to adjust the basis of the Company's assets. The determination to make such election shall be within the absolute discretion of the Managing Members, and the Managing Members may, in their discretion, require one or more Persons likely to benefit from such election to pay the additional accounting and other expenses associated with making such election.